Exhibit 3.21

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

AVENTURA VOIP NETWORKS, INC.

Document Number of Corporation L72278

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following articles of amendment to its Articles of Incorporation:

NEW CORPORATE NAME: Aventura Holdings, Inc.

The date of each amendment(s) adoption: October 12, 2005.

Adoption of Amendment(s):

The Amendment(s) was approved by the shareholders. The number of shares cast for the amendment(s) was sufficient for approval.

Signed this 12th day of October, 2005.

/s/ Craig A. Waltzer,
Chief Executive Officer